Exhibit 10cc

Final Version for Signing
Loan Agreement
Drawn up and signed in Tel Aviv on the 31st day in the month of January 2010

Between
Harel Insurance Company Ltd.
Public Company Number 520004078

Dikla Insurance Company Ltd.
Public Company Number 5200030503

Harel Pension Funds Management Ltd
Private Company Number 512267592

Harel Gemel Ltd.
Private Company Number 512205204

Atidit Pension Funds Ltd.
Private Company Number 512867367

Gilad Comprehensive Pension Fund Ltd.
Private Company Number 512242215

Manof Pension Fund Management Ltd.
Private Company Number 512262577

Savings Fund for the Regular Army – Pension Fund Management Company Ltd.
Private Company Number 511033060

At the Address: 3, Abba Hillel Street, Ramat Gan
(Hereinafter all together: Harel)

Menora Mivtachim Insurance Ltd.
Public Company Number 52-004254-0
At the Address: 115, Allenby Street, Tel Aviv

Menora Mivtachim Pension Ltd.
Private Company Number 51-224581-2
At the Address: 7, Jabotinsky Street, Ramat Gan

Menora Mivtachim Gemel Ltd.
Private Company Number 51-279022-1
At the Address: 115, Allenby Street, Tel Aviv

(Hereinafter all together: Menora)

(Hereinafter, Harel and Menora together: The Lender)

Of the First Part;
And Between

Merhav Ampal Energy Ltd.
Private Company Number 513754077
At the Address: 10, Abba Eban Street, Hertzlia
(Hereinafter: The Company or the Borrower)

Of the Second Part;

And Between

012 Smile Telecom  Ltd.
(Previously Ampal Investments and Communications 2009 Ltd)
Private Company Number 514350024
At the Address: 25, HaSivim Street, Petach Tikva
(Hereinafter: The New Smile)
Of the Third Part;

Whereas:	The Lender is a private company incorporated in Israel and the indirect owner of the control of that company is Mr. Yossi Maiman;

And Whereas:
New Smile (through its founders: Merhav Ampal Energy Ltd.) has entered into an agreement with 012 Smile Communications Ltd., Company Number: 512832742 (Old Smile) for the purchase of the Old Smile communications activities through the Purchase Agreement signed by them both (the Purchase Agreement);

And Whereas:
The parties have agreed that the Lender shall extend to the Borrower, a loan to the sum of NIS 220,000,000 for the purposes of financing the purchase of Old Smile activities as stated above (when NIS 20,000,000 from that loan sum shall be deposited as a Safety Cushion as such is explained below) subject to and in accordance with that stipulated in the provisions to this Agreement;

Therefore, the parties declare, stipulate and agree as follows:

1. Preamble, Appendices, Headings and Definitions

1.1. The Preamble to this Agreement and the Appendices thereto constitute an integral part thereof.

1.2. Section headings in this Agreement and in the Appendices thereto, are solely for the purposes of convenience and shall not serve for the purposes of interpreting this Agreement.

1.3. That stated in the masculine shall also refer to the feminine and vice versa; that stated in the singular shall also refer to the plural and vice versa.

1.4. The terms listed below shall have the definitions given alongside those terms, unless the context obliges otherwise.

Ampal American
Ampal American Israel Corporation, EIN Number 13-0435685, is a limited share company incorporated in accordance with the Laws of the State of New York. The Company’s shares are listed for trading on the NASDAQ and dual listed on the Tel Aviv Stock Exchange. The Company, which is controlled by Mr. Yossi Maiman, has indirect, whole ownership of the Borrower.

Old Smile or the Vendor	As such is defined in the Preamble to this Agreement

The Purchased Activities
All the activities conducted by Old Smile in the field of communications, including, inter alia, internet services, international telephone calls and land line communications, all subject to and as stipulated in the Purchase Agreement.

The Collateral	All the collateral pledged for the purposes of securing payment of the Loan, including that stipulated in Section 4 below.

The Loan	The Loan principal and interest, with added index differentials and any additional payment imposed upon the Borrower in accordance with the provisions to this Agreement and/or all Law.

The Bank Accounts
The Safety Cushion Account – The bank account in the Borrower’s name, number 107361/26, at the Union Bank of Israel Ltd., branch number 062 in Ramat Gan, into which the Security Cushion shall be deposited and mortgaged to the Lender as stipulated in Section 2.14 below; and the Designated Account, which is the bank account in the Borrower’s name, number 107360/28 at the Union Bank of Israel Ltd., branch number 062 in Ramat Gan, into which the monies that shall be transferred to the Borrower from New Smile shall be deposited as stipulated in Section 4.1.5 below.

The Index
The Consumer Price Index including fruit and vegetables, published by the Israeli Central Bureau of Statistics and Economic Research and including that Index even if it is published by a different official body and any official Index that shall come in its place either if such is based on the same data on which the aforementioned Index is based or if not. If another index replaces the aforementioned Index, the Central Bureau of Statistics and Economic Research shall determine the relationship between the aforementioned Index and the index that replaces it and if that relationship is not determined by the Central Bureau of Statistics and Economic Research, the relationship shall be determined by whomsoever shall be appointed to fulfill that task by the State of Israel.

The Base Index	The Consumer Price Index for the month of December 2009 as published on January 15, 2010 at 105.2 points.

The Determining Index	The Consumer Price Index published immediately before the date for the repayment of the Loan and/or any part thereof, but which shall be no lower than the Base Index.

Loan Extension Date	The date for the pledging of all the collateral stipulated in Section 4.1 below shall be January 31, 2010 and as stipulated in that Section as follows:

To remove doubt, the Loan shall be extended only along with and subject to the completion of the purchase of the Purchased Activities in accordance with the Purchase Agreement and the fulfillment of all the commitments made by the parties therein.

The Lender
The Loan shall be extended to the Borrower through a number of separate sources of financing (the Lender Individuals) and divided up as stipulated in Appendix 4.2 to this Agreement and each Individual shall finance only that Individual’s part in the Loan. However, Menora Mivtachim Insurance Ltd. shall represent all Menora Individuals in the Lender Individuals and Harel Insurance Company Ltd. shall represent all the Harel Individuals in the Lender Individuals and to expedite that purpose, inter alia, Menora Mivtachim Insurance Ltd. and Harel Insurance Company Ltd. shall be those entitled to issue and receive the various notices to the Borrower by dint of this Agreement and they shall be those entitled to notify of a demand for the immediate repayment of the loan on behalf of all the Loan Individuals and they are those who shall realize the collateral for all the Loan Individuals and they are those who shall be authorized to release the collateral with the repayment of the Loan on behalf of all the Loan Individuals, they are those who shall be authorized to make any changes or waiver in reference to the provisions to this Agreement and they are those who shall be authorized to make any change, arrangement or compromise or the like thereof in connection with the Loan that is the subject of this Agreement. However, it is clarified that repayment of the Loan shall be executed by the Lender to each of the Lender Individuals in accordance with each Loan Individual’s relative part in the Loan as such is stipulated in Section 4.2.

Any decision made by the Loan Individuals in any matter pertaining to and/or arising from this Agreement shall be made unanimously, subject to that stipulated in Sections 4.1.5 and 8.3 below in reference to the division of the monies received on account for the early repayment of the Loan among the Loan Individuals.

Index Linked
Any sum, concerning which this Agreement determines shall be paid Index Linked or with additional index differentials, shall be paid with additional index differentials for the rise in the Index, beginning with the Base Index and up to the Determining Index, but such shall be no less than the Base Index, which is stipulated as follows: On every payment date as aforementioned, if it becomes apparent that the new Index is higher than the Base Index, every payment as aforementioned shall be multiplied by the ratio between the New Index and the Base Index (or in other words, the sum to be paid shall be multiplied by the New Index and the figure received after that calculation shall be divided by the Base Index). If it becomes apparent that the New Index is the same as or lower than the Base Index, each payment as aforementioned shall be made at its nominal value (or in other words, under all circumstances, no less than the Base Index).

The Loan Principal	NIS 220,000,000 (two hundred and twenty million New Israeli Shekels).

Interest on the Loan	The annual interest linked to the Index at the rate stipulated in Appendix 5 – Payments Appendix, as attached to this Agreement.

Late Payment Interest	As stipulated in the Payments Appendix

Loan Period	Twelve (12) years, beginning on the date on which the Loan Principal was placed at the Lender’s disposal.

BLL	Bank Leumi LeIsrael Ltd. and the Israel Discount Bank Ltd.

EMG
The East Mediterranean Gas Company – a limited share private company incorporated in accordance with the Laws of the State of Egypt, in which the Lender has holdings, which reach 12.5 % of that Company’s issued and allocated equity capital.

EBITDA	Operating profit (before interest and taxes), with additional depreciation and deductions in accordance with the audited annual financial reports or the reviewed quarterly reports for New Smile.

The Licenses or the
Significant Licenses for the
Company’s Activities
The general license granted to New Smile permitting the provision of international telephone services, the general license for 012 Telecom Ltd. permitting the provision of domestic land line telephony services in Israel, the special license granted to New Smile permitting the provision of internet access services, the special license granted to New Smile permitting the provision of network termination services and any other license, which shall come in their stead, or any other license, the cancellation or suspension of which might have an adverse effect on New Smile’s commercial activities, with the exception of a license, the cancellation or suspension of which as aforementioned shall have a negligible effect on New Smile’s commercial activities.

2. The Declarations and Representations made by the Borrower

The Borrower and New Smile hereby declare together and separately to the Lender, that each of their representations and declarations made in this Section 2 and below, is true and accurate in every detail (notwithstanding that stated above, the representations given below in reference to the Borrower are given solely by the Borrower). The Borrower hereby confirms that the Borrower is aware that the Lender has entered into this Agreement with the Borrower while relying fully on the representations and declarations stipulated in this Section 2 below:

2.1.

2.1.1.	The Borrower is a limited share, private company incorporated in accordance with the Laws of the State of Israel.

2.1.2.	The Borrower’s issued and allocated share capital is controlled through holdings linkages by Mr. Yossi Maiman, as explained in detail in Appendix 2.1.2 to this Agreement.

2.2.

2.2.1.	New Smile is a limited share, private company incorporated in accordance with the Laws of the State of Israel.

2.2.2.
The Borrower is the owner and sole holder of the 1,000 regular shares, each with a nominal value of NIS 1.00, in New Smile, which constitutes the entire equity capital issued and allocated for New Smile (hereinafter: The New Smile Shares).

2.2.3.
New Smile is a designated company established specifically for the purposes of the purchase of the Purchased Activities and apart from the Purchased Activities, the receipt of financing from BLL (for the payment of some of the compensation to Old Smile for the purchase of the Purchased Activities) and the licenses from the Ministry of Communications required for the activities, New Smile has no other assets or obligations.

2.2.4.
The Borrower’s rights to the New Smile Shares are clear of any debt, obligation, lien, mortgage and/or third party rights of any type whatsoever, with the exception of the rights accruing to BLL as stipulated in this Agreement below.

Without derogation from the generality of that stated, the Borrower has not undertaken to transfer and/or sell and/or use as collateral and/or mortgage the Borrower’s rights to the New Smile Shares and/or any part thereof and/or to grant any rights to purchase the rights to the New Smile Shares, to any person and/or corporation whatsoever and no person and/or corporation has any right to first refusal in connection with the Borrower’s rights to the New Smile Shares, with the exception of a fixed, second mortgage on New Smile Shares to the benefit of BLL.

2.2.5.
There is no restriction and/or prohibition and/or preclusion in accordance with the provisions to all Law and/or any agreement whatsoever, either written or verbal and no agreement from a third party whatsoever is required in order to create a first mortgage to the benefit of the Lender covering the Borrower’s entire rights to New Smile Shares, with the exception of that which is by dint of the relevant licenses for the Purchased Activities, which to the best of the Borrower’s knowledge, make the realization of the mortgage on New Smile Shares conditional upon the receipt of prior permission from the Minister of Communications.

2.3.

2.3.1.	EMG is a limited share, private company incorporated in accordance with the Laws of the State of Egypt and the Borrower holds 12.5% of EMG”s issued share capital.

2.3.2.
The Borrower’s rights to EMG shares are clear of any debt, commitment, lien, mortgage and/or third party rights of any type whatsoever, with the exception of a conditional commitment made as part of the partnership agreement and the shareholders agreement (which are part of the series of agreements signed by the EMG shareholders either directly or indirectly during 2007 (the EMG Agreements).

Without any derogation from the generality of that stated, the Borrower has not undertaken to transfer and/or sell and/or use as collateral and/or mortgage the rights to the EMG Shares and/or any part thereof and/or to grant rights for the purchase of the rights to the EMG shares to any person and/or corporation whatsoever and no person and/or corporation has a right to first refusal in connection with the EMG Shares, with the exception of that which is part of the EMG Agreements.

2.3.3.
There is no restriction and/or prohibition and/or preclusion in accordance with the provisions to all Law and/or any agreement whatsoever, either written or verbal and no agreement from a third party whatsoever is required in order to create negative mortgage to the benefit of the Lender on all the Borrower’s rights to EMG Shares.

2.4.
Ampal American, the Borrower and New Smile have the power and theauthority to enter into this Agreement and fulfill the commitments stipulated therein and they have undertaken all the steps and activities required in order to lawfully approve the arrangements made through this Agreement and the fulfillment of all the commitments stipulated therein, including the taking of all the required decisions, to the extent that such are required in accordance with their articles of incorporation and the receipt of all the required approvals from their authorized bodies.

2.5.
All the commitments imposed upon the Borrower and upon New Smile in accordance with this Agreement are legal commitments and have the validity that obliges the Borrower and New Smile in accordance with the conditions thereto.

2.6.
The Borrower’s and New Smile’s entry into this Agreement and the fulfillment of their obligations as stated therein, do not contradict and shall not contradict: (a) their articles of incorporation; (b) any Law, regulation, order, license or official instruction whatsoever applicable to them or obliging them and/or (c) the agreements between their shareholders and/or (d) any agreement, mortgage, letter or other document to which they are party or which oblige them.

2.7.	The Borrower and New Smile have the fitness to repay all their commitments.

2.8.	True as of the reviewed financial reports for Ampal American dated September 30, 2009, Ampal American’s equity capital stood at some USD 223,000,000.

2.9.
The financial reports for Ampal American dated September 30, 2009 and published on the Israel Securities Authority’s Magna2 Distribution Site are an accurate reflection of Ampal American’s status, its rights and commitments for the period or date as appropriate, to which they refer and they were drawn up in accordance with standard accounting practices. From September 30, 2009 to the date on which this Agreement is signed, there has been no significant change for the worse in Ampal American’s status, in comparison with the aforementioned financial reports.

2.10.
No significant legal processes and/or quasi legal processes and/or administrative processes are pending against the Borrower and/or against New Smile and/or against Ampal American and the Borrower and/or New Smile and/or Ampal American are not aware of any significant investigations whatsoever against the Borrower and/or New Smile and/or Ampal American, and/or of any significant legal processes (including mediation processes, regulatory processes and/or investigations known to the Borrower and/or to New Smile) pertaining to the Borrower and/or New Smile and/or Ampal American, through which any of them or all of them together might have a negative effect on the Borrower’s ability to fulfill this Agreement, with the exception of in reference to New Smile – as stipulated in the financial reports for Old Smile dated December 31, 2008 and September 30, 2009, as stipulated in Appendix 7.3 to the Purchase Agreement, which for the sake of convenience is hereby attached as Appendix 10.2a to this Agreement and as such is stipulated in Appendix 10.2b to this Agreement, with the exception of the references to Ampal American – as stipulated in the financial reports for Ampal American dated September 30, 2009 and the reports to the public issued by Ampal American after that date.

2.11.
In reference to the Borrower and/or New Smile and/or Ampal American and/or their commercial interests there has been no submission of any petition for bankruptcy and/or the appointment of a receiver and/or a trustee and/or a special manager and/or a provisional liquidator and/or preliminary liquidator and/or a permanent liquidator and the Borrower and/or New Smile and/or Ampal American have no knowledge of any cause to submit any such petition as aforementioned.

2.12.

2.12.1.
At the same time and as a condition to the extension of the Loan, New Smile shall complete the execution of the purchase of all the Purchased Activities as such are defined above and shall fulfill all its commitments to the Vendor made as part of the purchasing transaction for the Purchased Activities. The Borrower and New Smile have no knowledge of any demand and/or claim and/or cause by the Vendor against them for non-fulfillment of their commitments in full and on time.

2.12.2.
True as of the date on which this Agreement is signed, all the conditions to the Purchase Agreement have been met and an order has been handed down by the Tel Aviv District Court in accordance with Section 350 to the Companies Law, which approves the transfer of the agreements made with Old Smile’s customers and suppliers to New Smile.

2.12.3.
To ensure the closing of the transaction in accordance with the Purchase Agreement, no further action or fulfillment of any additional condition is required, with the exception of the payment of that due for the receipt of the assets, which are the subject of the Purchase Agreement.

2.12.4.
The rights and assets accruing to New Smile (immediately upon the closure of the transaction for the purchase of the Purchased Activities), including the rights to Purchased Activities shall be clear of all debt, commitment, lien, mortgage and/or third party rights of any type whatsoever, with the exception of: (a) Permitted Liens as that term is defined in the Purchase Agreement and (b) the mortgages and collateral pledged to BLL and the Lender as stipulated explicitly in this Agreement.

2.12.5.
Without derogation from the generality of that stated, New Smile has not undertaken and shall not undertake to transfer and/or to sell not within the usual business framework and/or use as collateral and/or to mortgage its rights to the Purchased Activities and/or any part thereof and/or to grant rights not through a normal business framework for the purchase of the rights to the Purchased Activities to any person and/or corporation whatsoever, and no person and/or corporation has a right to first refusal in connection with the rights to the Purchased Activities, with the exception of the mortgages to BLL as such are stipulated in this Agreement.

2.12.6.
There is no restriction and/or prohibition and/or preclusion in accordance with the provisions to all Law and/or any agreement whatsoever, either written or verbal and no agreement from a third party whatsoever is required in order to create a current second mortgage to the benefit of the Lender covering all the assets of New Smile, with the exception of agreement from BLL, which was given as stipulated in Section 4.1.2 below and with the exception of the need for approval from the Minister of Communications. It must also be noted that to the best of the Borrower’s knowledge, realization of the floating mortgage is conditoinal upon the fact that it will not cause any damage whatsoever to the provision of services by New Smile, including as pertains to the level of services, their scope, availability and quality.

2.12.7.
The Purchased Activities are the only activities undertaken by New Smile. New Smile shall have no other significant activities beyond the activities in the field of communications, unless prior, written permission for such is received from the Lender.

2.12.8.
With the closure of the transaction for the purchase of the Purchased Activities, New Smile shall hold all the licenses and permits required for the purposes of its activities and interests pertaining to the Purchased Activities and New Smile is not aware of any cause for the non-renewal of the licenses and/or permits – to the extent that their periods are limited – at the end of those periods.

2.13.

2.13.1.	New Smile has received or shall receive financing for the purchase of the Purchased Activities from BLL to the overall sum of NIS 800,000,000.

2.13.2.
To secure the financing it shall receive from BLL, the Borrower and New Smile, as appropriate, have undertaken to pledge collateral to the benefit of BLL as such is stipulated below and all such is subject to and is stipulated in the Agreement to the benefit of BLL attached to this Agreement as Appendix 2.13.2 (the BLL Agreement).

2.13.2.1.	First, floating mortgage to an unlimited sum, on all the assets and rights held by New Smile, including all the fruits thereof.

2.13.2.2.	Second, fixed mortgage on the Borrower’s shares in New Smile.

2.13.2.3.	First, fixed mortgage on the Borrower’s rights to the owners’ loans placed at and which shall be placed at New Smile’s disposal.

2.13.2.4.	Mortgage on the bank account managed by New Smile at BLL, in which specified sums shall be deposited and all such as stipulated in the Agreement made with BLL.

2.13.2.5.	Guarantee for the loan to the benefit of BLL against the debts owed by New Smile.

2.13.2.6.	Guarantee provided by Ampal American to BLL, against the debts owed by New Smile.

2.13.2.7.	First, fixed mortgage, for the receipt of specified payments from the Vendor in accordance with the Purchase Agreement.

2.13.2.8.	First, fixed mortgage on the shares held by New Smile in the 012 Telecom Ltd., Private Company Number 513701169 – a subsidiary company wholly owned by New Smile.

2.13.3.
In addition, to secure the financing to be received from BLL, New Smile has undertaken to comply with the covenants set out in Section 10.3 to the BLL Agreement and Ampal American has undertaken vis-à-vis BLL, to comply with the covenants set out in Appendix 11.15 to the BLL Agreement.

Ampal American and New Smile undertake to comply with the covenants agreed between them and BLL and such shall mean that non-compliance with any of the covenants listed above, which shall result in BLL making a demand for immediate repayment of the loan extended by BLL to New Smile shall be considered a breach of the commitments made by the Borrower in accordance with this Agreement and such shall constitute cause for the issuing of a demand for immediate repayment of the remaining balance of the loan, as stipulated in Section 9 below.

That stated in this Section, shall also apply to any new agreement between New Smile and BLL, pursuant to additional undertakings or more stringent conditions to the undertakings listed in this Section above.

2.14.

2.14.1.
The Borrower’s rights to the bank account, clear of all debt, commitment, sequestration, mortgage and/or any third party rights of any type whatsoever, including rights to set off and lien – without derogation from the generality of that stated; the Borrower undertakes not to transfer and/or sell and/or use as collateral and/or mortgage those rights to the bank account.

2.14.2.
There is no restriction and/or prohibition and/or preclusion in accordance with the provisions of all Law and/or any agreement whatsoever, either written or verbal and no agreement from a third party whatsoever is required in order to create a first mortgage to the benefit of the Lender covering all Borrower’s rights to the Safety Cushion account.

2.14.3.
The banks where the accounts are managed shall have no rights to set off or lien against the Borrower’s debts to those banks – from credit balances as such shall be extant from time to time in the Bank Accounts and such in accordance with the letters from the banks hereby attached as Appendix 2.13.4.

2.14.4.
The Borrower has no knowledge, which is not public knowledge, in connection with New Smile or in connection with the Purchased Activities, which has not been drawn to the attention of the Lender, when to the best of the Borrower’s understanding, if that knowledge had been brought to the Lender’s attention the Lender would have abstained from extending credit to the Borrower in accordance with this Agreement.

2.14.5.
There is no significant information in reference to the Borrower, which does not appear in the reports to the public made by Ampal American and which in the Borrower’s opinion, if it had been brought to the attention of the Lender, would have sufficed to have caused the Lender to abstain from extending credit in accordance with this Agreement.

3. The Declarations Made by the Lender

Each of the Lender Individuals declares that in reference to each Lender Individual’s part in the Loan, each of the representations and declarations stipulated in this Section 3 below, is true and accurate in all the details therein. The Lender hereby confirms that the Lender is aware that Borrower has entered into this Agreement, relying entirely upon the representations and declarations made by the Lender and stipulated in this Section 3 as follows:

3.1.
The Lender is a limited share company incorporated and in existence in accordance with the Laws of the State of Israel and fit in accordance with all Law to extend the Loan, to enter into an Agreement and to fulfill all its obligations in accordance with that Agreement.

3.2.
The Lender has taken in accordance with Law, all the decisions required in accordance with the Lender’s articles of incorporation and in accordance with all Law, in order to enter into this Agreement lawfully and to fulfill all its obligations in accordance with this Agreement.

3.3.
The Lender’s entry into this Agreement and the fulfillment of all the Lender’s obligations in accordance with this Agreement do not contravene any Law or agreement obliging the Lender. All the obligations imposed upon the Lender in accordance with this Agreement are legal obligations and have the validity, which obliges the Lender in accordance with the conditions thereto.

3.4.
The Lender is aware that the exercise of the Lender’s rights in accordance with the collateral pledged in accordance with this Agreement, including their realization, shall be subject to all the limitations in Law and the licenses in this context and as stipulated in Sections 2.2.5 and 2.12.6 to the Agreement above.

4. Conditions to the Extension of the Loan Principal, the Collateral

Subject to the fulfillment of all the undertakings made by the Borrower in accordance with this Agreement, including the fulfillment of all the conditions stipulated below and relying upon all the representations stipulated in Section 2 to this Agreement, the Lender undertakes to extend the Loan Principal to the Borrower in accordance with that stipulated below:

4.1.
On the date on which this Agreement is signed, the Borrower or New Smile, as appropriate, shall create (shall sign) for the Lender, the collateral listed below.

It is agreed that the Borrower shall register the collateral in any register required by Law and shall provide the Lender with confirmation of that registration in accordance with Law by no later than the date on which the Loan is extended, subject to that stated in reference to the mortgages, which are the subject of Sections 4.1.2 – 4.2.4 below.

4.1.1.
Fixed mortgage on New Smile shares

The Borrower shall mortgage to the benefit of the Lender, as a first, fixed mortgage to an unlimited sum, all the rights to the shares held by the Borrower in New Smile, including additional shares in New Smile, which shall be allocated to the Borrower from time to time and including all the fruits wherefrom, the revenues and rights linked to the shares; including if such are generated and/or bestowed after the creation of this mortgage and as stipulated in the bond hereby attached as Appendix 4.1.1. To avoid doubts: For as long as the aforementioned collateral has not been realized, dividends received from New Smile by the Borrower shall not be mortgaged and the Lender shall be entitled to make any use of them whatsoever, but such shall be subject to the provisions to Section 4.1.5 below.

4.1.2.
Current mortgage on all New Smile assets and rights

New Smile shall mortgage to the benefit of the Lender, through second floating mortgage unlimited in sum, all New Smile’s existing and future assets and rights and the fruits wherefrom, including rights vis-à-vis customers and rights to monies and/or rights to securities deposited in New Smile’s bank accounts and through second fixed mortgage unlimited in sum on the unpaid equity capital and New Smile reputation, as such is stipulated in the bond hereby attached as Appendix 4.1.2.

Agreement from BLL for the extension of the second mortgage that is the subject of this Section is hereby attached as Appendix 4.1.2a.

The Lender is aware that the creation of the second mortgage that is the subject of this Section is subject to the receipt of agreement to such from the Minister of Communications and as such is stipulated in Section 2.2.5 above. Therefore, it is agreed that the aforementioned mortgage shall be registered and extended to the benefit of the Lender by no later than sixty (60) days from the date on which this Agreement is signed. The Borrower undertakes to submit a request for approval from the Minister of Communications as stated, immediately after the date on which the Loan is extended and to make every effort to bring about its registration in the records kept by the Registrar of Companies at the earliest possible time.

It is agreed that if by the end of the sixty (60) day period the aforementioned mortgage is not registered, then the sum for the Safety Cushion stated at the beginning of Section 4.1.3 below shall increase to NIS 30,000,000 instead of NIS 20,000,000 and the ratio stated there shall increase to 30/220 instead of 20/220. It is clarified that this shall be the only relief for non-registration, on condition that the non-registration is due to the refusal of the Minister of Communications to approve that registration. No other change shall be made to the provisions to Section 4.1.3.

4.1.3.
If the Safety Cushion sum rises to NIS 30,000,000 as stated above and then afterwards, the second current mortgage is registered in the Companies Register, the Borrower shall be entitled to withdraw immediately, all the balance of monies in the Safety Cushion until after that withdrawal, the sum remaining in the Safety Cushion account shall be the sum equal to the 20/220 ratio of the remaining principal and as such is defined in Section 4.1.3 below: Safety Cushion.

The sum of NIS 20,000,000 (the Safety Cushion Sum) out of the sum total of the Loan, shall be deposited by the Lender with the extension of the Loan, in a deposit account, which shall be opened by the Borrower as part of the Designated Bank Account, which shall be opened solely for that purpose and which is the Safety Cushion Account as such is defined in Section 1.4 above (hereinafter: The Safety Cushion and the Bank Account).

At all times during the Loan Period, the Safety Cushion Sum shall stand at a sum, which shall be no less than the ratio 20/220 of the remaining un-discharged balance of the Loan Principal indexed to the CPI (hereinafter in this Section: the Balance of the Principal).

The following provisions shall apply to the Safety Cushion and the Bank Account:

4.1.3.1.
The Borrower shall mortgage to the benefit of the Lender, as a first fixed mortgage unlimited by sum, all the rights to the Bank Account and the monies it shall contain from time to time and as stipulated in the bond hereby attached as Appendix 4.1.1.

4.1.3.2.
On the last day of each calendar quarter (the Examination Date) the Borrower shall conduct an examination of the un-discharged balance of the Loan Principal, compared with the sums and the value of the assets (to the extent that investments have been made as stated in sub-section 5 below) deposited in the Bank Account as of the date of the examination. On the date of that examination, the Borrower shall provide the Lender with a report on the results of that examination, signed on behalf of the Borrower by the Borrower’s CFO or CEO.

If the total of sums and assets in the Bank Account as of the date of the examination is higher than the ration of 20/220 of the Balance of the Principal on the date of the examination, then the Borrower shall be  entitled to withdraw the difference between the two, subject to prior written notice to the Lender, in a manner ensuring that after the withdrawal, the aforementioned ratio shall be no less than 20/220 and to make any use of that sum at the Borrower’s discretion. If the sum in the Bank Account is lower than the ratio of 20/220 of the Balance of the Principal, then the Borrower shall be obliged to deposit the difference between them immediately. The reference to the Safety Cushion Sum in sub-section 4 below shall refer to the updated Safety Cushion Sum as extant immediately after the examination date.

Without derogation from that stated above, the Lender shall be entitled to conduct an examination of the Bank Account as stated above at any time during the Loan Period and if the total sum is lower than the ratio of 20/220 of the Balance of the Principal, the Lender shall be entitled to demand that the Borrower deposit the difference within no more than three (3) days. The Borrower shall empower the Manager of the Division / Field of Investments or the Division / Field of Credit at Harel Insurance Company Ltd and shall empower the Manager of the Division / Field of Investments or the Division / Field of Credit at Menora Mivtachim Insurance Ltd, to receive from the Bank at least once every month and more frequently at their demand, a printout of the details of the Bank Account, including details of the movements executed in the Bank Account.

Any breach of the Borrower’s obligation to deposit funds as aforementioned shall constitute cause for a demand for immediate repayment.

4.1.3.3.	In any circumstances in which the Borrower does not fulfill the Borrower’s obligations to make a particular payment in accordance with the provisions to this Agreement and/or if a demand is made for immediate repayment of the Loan in accordance with this Agreement, the Lender shall be entitled to withdraw any sum from the Safety Cushion and deposit that sum in the Lender’s account – for the purposes of discharging the Borrower’s remaining balance of debt to the Lender. To expedite that purpose, the Borrower shall provide the Lender with an irrevocable order for the Bank to pay to the Lender on demand; all the sums extant in and which shall accumulate in the Bank Account as such is explained in Appendix 4.1.3.

4.1.3.4.	If the Lender uses the Safety Cushion during the Loan Period as stated in sub-section 4.1.3.3 above, any sum transferred by New Smile to the Borrower, shall serve first and foremost to replenish the Safety Cushion up to the Safety Cushion Sum. It is clarified that nothing in that stated shall derogate from the Lender’s rights to demand immediate payment of the Loan.

4.1.3.5.
The Lender shall be entitled to invest the monies in the Bank Account in short term bank deposits or in securities or in certificates of indebtedness issued by the State of Israel and/or in securities rated using the local rating system as at least A grade by Standard and Poors, Maalot ltd. or the parallel grade used by Midrug Ltd. (with the exception of debentures and securities from the Ampal American Group.

4.1.4.	Mortgage of Owners’ Loans Extended or which Shall be Extended to New Smile

The Borrower shall mortgage to the benefit of the Lender through second fixed mortgage unlimited by sum, all the rights pertaining to owners loans extended to and/or which shall be extended to the benefit of New Smile as stipulated in the bond hereby attached as Appendix 4.1.4 and subject to the letter from BLL agreeing to the second mortgage attached as Appendix 4.1.4a to this Agreement. To avoid doubt: For as long as the aforementioned collateral has not been realized, the Borrower shall be entitled to make any use whatsoever of the sums for the repayment of owners’ loans, but such shall be subject to the provisions to Section 4.1.5 below.

The Borrower undertakes to submit the aforementioned bonds for registration with the Registrar of Companies, no later than one business day after the signing of the bonds and to provide the Lender with a mortgage registration certificate for the mortgage, within seven (7) days from the signing as aforementioned.

To remove doubt, in a circumstance in which a demand for immediate payment of the Loan is made, the Borrower and New Smile undertake that the repayment dates for the owners’ loans (principal and interest) extended by and/or which shall be extended by the Borrower for the benefit of New Smile shall not be before the date for the repayment of the Loan in accordance with this Agreement and those loans shall not be repaid before the repayment of the Loan to the Lender under any circumstances whatsoever.

4.1.5.	In addition to the collateral mentioned above, the following provisions shall apply:

The Borrower shall open a Designated Bank Account at the Union Bank of Israel Ltd. (the Designated Account). Whenever monies shall fall due to the Borrower from New Smile for dividends or the repayment of owners’ loans (principal and interest) (Monies), those Monies shall be received in the Designated Account.

Without derogation from the commitment made by the Borrower to repay the Loan in accordance with the original repayment schedule on time and in full, it is agreed that the Monies shall be used first to make the next payment (principal and/or interest) according to the repayment schedule (the Original Repayment Monies). To the extent that any Monies above the sum of the Original Repayment Monies shall be received from New Smile (the Surplus Monies), the Borrower shall inform the Lender of such in writing and the Lender shall be entitled, no later than at the end of fourteen (14) days from receipt of such notice by the Lender, to inform the Borrower that the Lender is interested in having the sum equal to up to 40% of the total of Surplus Monies (but under all circumstances no more than the un-discharged Balance of the Loan Principal balance) serve as early payment of the Loan, which shall be executed immediately, on condition that in the circumstances as stated, the Lender shall not be paid early repayment fees. The early repayment monies as aforementioned, shall be divided up among the Lender Individuals in accordance with the division stipulated in the notice from the Lender mentioned above (that decision shall be made unanimously by the Lender Individuals). (To avoid doubt: It shall not be obligatory to divide up those Monies equally among the Lender Individuals.

The Borrower shall be entitled to make any use whatsoever of the balance of Surplus Monies (or of all of them, if no notice has been given by the end of the fourteen (14) day period mentioned above), including their withdrawal from the Designated Account.

It is clarified that the sum, which shall be repaid as Early Repayment as such is mentioned above, shall be paid on account for the Principal of the Loan and that sum shall reduce equally, all the payments of remaining Loan Principal according to the Repayments Schedule and therefore, the Loan Period shall not change.

The Borrower shall authorize the Lender to receive from the Bank at least once every month and more frequently at the Lender’s demand, a printout of the details of the Designated Account, including details of the movements executed in the Bank Account. The wording for that authorization is attached as Appendix 4.15 to this Agreement.

The Borrower undertakes not to open any bank account in addition to the Designated Account, to which there shall be a transfer of funds by New Smile and not to grant to any third party whatsoever, any rights whatsoever to the Designated Bank Account (including, without derogation from the generality of that stated, mortgage, collateral, lien, etc.) and such until the repayment of all the Borrower’s debts to the Lender.

4.1.6.	As a precondition to the extension of the Loan Principal, on the date on which the Loan is extended, the Borrower shall provide the Lender with perpetual, irrevocable guarantees from Ampal American, to guarantee the repayment of the Loan and signed by Ampal at the end of this Agreement.

4.2.
Simultaneous with the pledging of the collateral listed in Section 4.1 above, together with certificates of registration of the mortgages with the Registrar of Companies for the purposes of the mortgages, which are the subject of Sections 4.1.1, 4.1.3, the guarantees from Ampal American, the empowering in reference to the Designated Account and the irrevocable instructions stipulated above in Section 4.1.3; the Lender shall extend the Loan Principal  to the Borrower through bank transfer to the account in the name of 012 Smile Communications Ltd. in the following manner (and divided up as stipulated in Appendix 4.2 to this Agreement):

Account Number: 75523/11 at Bank Leumi LeIsrael Ltd. branch number 800, (IBAN: IL24 0108 0000 0000 7552 311)

To remove doubt, the condition to the extension of the Loan as aforementioned is the completion of the purchase of the Purchased Activities simultaneously with the extension of the Loan.

4.3.
It is agreed that if and to the extent that New Smile shall be entitled to sums from Old Smile by dint of Section 11.4 to the Purchase Agreement, then the Lender shall be entitled to demand repayment of the Loan by the Borrower, to the same level as the reduction of payment for the purchase as aforementioned, Thus, and solely for the purposes of example – if by dint of the aforementioned Section, New Smile receives sums from Old Smile and thereby, the payment for the Purchase in accordance with the Purchase Agreement is reduced by 10%, then the Lender shall  be entitled to demand early repayment to the sum that is 10% of the Loan (it is clarified that in the circumstances described here, the Safety Cushion shall be reduced by the same rate).

A numeric example would be as follows: If the payment for the Purchase is reduced by 10%, to 1,080,000,000, the Lender shall be entitled to demand early repayment to the sum of NIS 22,000,000 and the Loan shall stand at NIS 198,000,000 and the Safety Cushion shall be reduced by the ratio 20/220 to NIS 18,000,000 (18/198).

New Smile shall send notice to the Lender immediately upon becoming aware of its entitlement to receive sums as aforementioned in this Section and the Lender shall be entitled to inform New Smile of the implementation of the right to early repayment no later than seven (7) business days from the receipt of the aforementioned notice.

5. Repayment of the Loan

5.1.	The Loan shall be repaid throughout the Loan Period as stipulated below:

5.1.1.
The interest, with additional indexing differentials shall be paid in half yearly installments, beginning on January 31, 2011 and on the 31st of each of the months of July and January in each year, beginning on the date on which the Loan was extended and ending with the date on which the Loan was repaid.

The calculation of the interest on the Loan shall take into account 365 days in a year (and if there are 366 days in a year, the formula shall be amended to include 366 instead of 365).

5.1.2.
The Loan Principal, with additional index differentials, shall be paid in equal half yearly installments beginning on January 31, 2012 and on the 31st day of each of the months of July and January in each year, beginning on the date on which the Loan was extended and ending with the date on which the Loan was repaid.

Precise details of the sums to be paid are to be found in the Repayment Schedule attached to this Agreement as Appendix 5.1.

5.2.	In addition to that stated above, the Borrower shall bear the payments listed in Appendix 5 to this Agreement.

5.3.
The Borrower undertakes to pay to each of the Lender Individuals, all those payments due to each Lender Individual, through bank transfer to the bank accounts listed in Appendix 4.2. The Lender shall inform the Borrower of any change to the data listed in that Appendix, if there shall be any changes, fourteen (14) days before the date for the making of any payment in accordance with the Repayment Schedule.

The Lender shall credit the Borrower for any payment whatsoever, only on the date on which the Lender shall be actually credited for that payment in the bank accounts stipulated above.

5.4.
In any circumstance in which the date for any payment whatsoever, on account for the repayment of a Loan Principal and interest sum or another payment due to the Lender in accordance with this Agreement, shall fall on a day that is not a business day, the payment of that sum shall be delayed until the first business day that follows the payment date.

6. Accompanying Payments

In addition to the Loan Principal, the interest and the index differentials, which the Borrower must pay to the Lender in accordance with this Agreement, the Borrower undertakes to pay the Lender or as instructed by the Lender, the payments listed here below:

6.1.	The cost of registering the collateral, to the extent that they shall be borne by the Lender.

6.2.
Legal fees to the Lender’s attorneys, for the drawing up of this Agreement and those fees shall be paid by the Borrower directly to the Lender’s attorneys within seven (7) days from the date on which this Agreement is signed and against the receipt of a tax invoice as required by Law.

6.3.
All the costs incurred by the Lender in connection with the realization of collateral, to the extent that there shall be realization, including legal fees, Court fees, Execution Office fees, the appointment of an official receiver and/or manager and/or trustee and/or liquidator and their salaries.

All the collateral, which shall be provided in accordance with this Agreement, shall also serve to guarantee the payment of all the aforementioned sums.

7. Order for Making Payments

Any sum paid to the Lender by the Borrower and/or which shall be received by the Lender in any manner whatsoever shall be credited by the Lender in accordance with the following order:

7.1.	On account for the costs and expenses listed in Section 6 above, if and to the extent that they shall be paid by the Borrower.

7.2.	On account for the early repayment fee.

7.3.	On account for late payment interest.

7.4.	On account for index differentials on late payment interest.

7.5.	On account for Loan interest

7.6.	On account for index differentials on the interest on the Loan.

7.7	On account for the Loan Principal and index differentials on the Loan Principal.

8. The Commitments Made by the Borrower and New Smile

Without derogation from the commitments stipulated in this Agreement, for as long as the balance of the Loan in accordance with this Agreement has not been paid to the Lender, in addition, the Borrower and New Smile make their commitment to the Borrower to fulfill that stated in this Section 8 below:

8.1.
Without derogation from the undertaking to comply with the covenants vis-à-vis BLL as stipulated in Section 2.13.3 above, Ampal American and New Smile undertake to comply with the covenants listed here below:

8.1.1.	Ampal American undertakes that Ampal American’s solo, tangible equity capital (pro forma) shall at no time be less than the total of USD 150 million.

8.1.2.	In addition, Ampal American undertakes that the total sum of Ampal American’s equity capital shall at no time be less than a total of USD 150 million.

8.1.3.
Ampal American undertakes that the ratio between net debt and net CAP at Ampal American (pro forma) shall not rise above 75%. For the purposes of this Section, the aforementioned ratio shall mean the portion received from financial commitments after deduction of cash and cash equivalent, deposits and negotiable securities (net debt) divided by the equity capital with the addition of the net debt (net CAP).

Financial Institution – shall mean – Each of the following bodies: Banks, including Auxiliary Corporations, as such are defined in the Banking Law (Licensing) 5741 – 1981; corporations to which the Joint Investments Trust Law, 5754 - 1994 applies; corporations to which the Control of Financial Services Law (Provident Funds) 5765 – 2005 applies; an insuring corporation, as such is defined in the Control on Insurance Business Law 5741 – 1981, or any corporation similar to those mentioned above, which was incorporated outside Israel and is under the supervision of the competent authority in the country of incorporation and the holders of debentures.

Financial Commitments – shall mean – The balance of debts and commitments to Financial Institutions as such appear in the financial reports for Ampal American (pro forma).

Equity Capital – shall mean – The equity capital presented in the financial reports on a combined basis for Ampal American.

Financial Reports for Ampal American (pro forma) – shall mean – The financial reports for Ampal American, including the combined reports for companies which are either directly or indirectly, wholly owned by Ampal American and when their entire activities are the holdings in or the investment in corporations (including but without derogation from partnerships or projects) or in financial assets. True of the date of the signing of this document, the companies included in the Financial Reports (pro forma) are as listed in Appendix 8.1 to this Agreement.

It is hereby clarified that in reference to the Financial Reports drawn up in accordance with US GAAP standards, the definition for equity capital (in reference to combined reports) does not include the minority rights that appear as part of the equity capital.

Furthermore, it is hereby clarified that in reference to the Financial Reports drawn up in accordance with the IFRS standard for the purposes of defining equity capital:

A.	Such shall not include minority rights that appear as part of the equity capital (in reference to combined reports) and furthermore –

B.	The equity capital shall also include options when the realization addition for those options is indexed (they shall appear as part of the commitments) and furthermore –

C.
The equity capital shall also include the conversion component for convertible bonds, when their realization price is indexed (if they appear separately as part of the commitments in the balance) and furthermore –

D.	They shall not include the re-evaluation principal for fixed assets created due to the adoption of the re-evaluation model during the period after the formulation of the financial conditions.

Solo, Tangible Equity Capital – shall mean – The equity capital as presented in the annual or quarterly Financial Reports as appropriate, for Ampal American (pro forma), drawn up in USD in accordance with standard accounting practices applied consistently, approved in the name of Ampal American by the CFO or the CEO at Ampal American with added explanations in accordance with the demand made by the Lender, including paid up share capital, undistributed surpluses, funds, with additional balances for the owners’ loans fund sums and/or capital bills, for which Ampal American and its shareholders have signed subordination documents for the Lenders and after deduction of non-tangible assets such as: Reputation, patents, brand names, trade names, copyright, etc.

Furthermore, it is hereby clarified that in reference to the Financial Reports drawn up in accordance with the IFRS standards, for the purposes of defining equity capital:

A.	Such shall not include minority rights that appear as part of the equity capital (in reference to combined reports) and furthermore –

B.	The equity capital shall also include options when the realization addition for those options is indexed (they shall appear as part of the commitments) and furthermore –

C.
The equity capital shall also include the conversion component for convertible bonds, when their realization price is indexed (if they appear separately as part of the commitments in the balance) and furthermore –

D.	They shall not include the re-evaluation principal for fixed assets created due to the adoption of the re-evaluation model during the period after the formulation of the financial conditions.

8.1.4.	The debt to EBIDTA ratio at New Smile shall be no more than 3.7

8.1.5.
Management fees to be paid by New Smile to those in control of New Smile, directly and/or indirectly shall not rise above, collectively, the sum of NIS 15,000,000 per year, indexed to the CPI; if the aforementioned sum is not paid in a specific year, it shall be paid out only during the following year.

If Ampal American and/or New Smile do not comply with any of the covenants stated in Sections 8.1.1 to 8.1.5 above, such shall be considered a breach of the Borrower’s commitments in accordance with this Agreement and shall constitute cause to demand immediate repayment of the balance of the Loan and as such is stipulated in Section 9 below. To remove doubt it is hereby clarified that non-compliance with the financial relationship vis-à-vis BLL (which is not mentioned in Sections 8.1.1 to 8.1.5 above) shall not constitute cause for the demand of immediate payment of the Loan, unless if BLL demands the immediate repayment of the credit extended to New Smile by BLL as aforementioned in Section 2.13.3 above.

8.2.
With the exception of that stated explicitly in this Agreement (and in the floating mortgage bond), not to sell and/or transfer and/or assign and/or mortgage the collateral provided to the Lenders in accordance with this Agreement, including at an equal or lower level.

8.3.	The Borrower does also undertake not to mortgage the Borrower’s shares in the EMG Company, without the Lender’s prior permission for such:

8.3.1.
If the Borrower sells or transfers more than 50% of the Borrower’s shares in EMG, the Borrower shall inform the Lender of such in writing and within thirty (30) days from the date on which the Lender received that notice, the Lender shall be entitled to inform the Borrower that the Lender is interested in the execution of immediate repayment of the net sum received by the Borrower for the aforementioned sale (but no more than the Balance of Loan Principal not yet discharged, hereinafter: The Net Return). If the Lender demands early repayment as aforementioned, no early repayment fee shall be paid.

8.3.2.
If the Borrower sells up to 50% of the Borrower’s shares in the EMG Company, then that stipulated in sub-section 8.3.1 above shall apply only to 10% of the Net Return. If the Borrower sells in blocks, after each sale the Lender shall be able to demand immediate repayment as stipulated in this sub-section.

8.3.3.
Notwithstanding that stated in sub-section 8.3.2 above, if the Borrower sells the Borrower’s shares in blocks that accumulate to constitute more than 50% of the Borrower’s shares, then that stipulated in sub-section 8.3.1 shall apply to the Net Return.

To the extent that some of the early repayment sums have already been paid – in accordance with that stipulated in sub-section 8.3.2 above, at the Lender’s request, additional early repayment monies shall be paid up to the sum of the Net Return, including that received for the sales at the scale mentioned (to avoid doubt – without payment of early repayment fees).

8.3.4.
Early repayment monies as aforementioned, shall be divided up among the Lender individuals in accordance with the division which shall be stipulated in the Lender’s notice mentioned above (to avoid doubt – the monies shall not necessarily be distributed equally among the Lender individuals).

8.3.5.
The sale or transfer of EMG shares in lieu of rights to shares in another company (share swopping), as differentiated from the sale of shares in lieu of cash, shall be subject the Lender’s Board of Directors’ approval that the shares in the other company constitute economic benefit befitting the value of the EMG shares. The Lender shall give the Borrower prior, written notice concerning the aforementioned share swop. If shares are exchanged as aforementioned in this sub-section, the provisions to this sub-section 8.3 shall apply to the shares in the other company.

8.3.6.
It is clarified that early repayment (when such is lower than the un-discharged Balance of the Loan Principal) shall be paid on account for the un-discharged Balance of the Loan Principal and it shall reduce equally the payments of Loan Principal remaining according to the Repayment Schedule and therefore, the Loan Period shall not change.

8.4.	To verify that all the sums paid to the Borrower by New Smile and/or for the Borrower shall be transferred into the Designated Account.

8.5.
To inform the Lender in writing without delay, of any incident involving application of lien, execution of Court Execution Office instructions, the appointment of a receiver or the institution of any similar process whatsoever, which might have a significant negative effect on the Borrower’s ability to fulfill the conditions to the Agreement or on the ability of New Smile to fulfill its commitments and without delay to take at the Borrower’s expense, all the steps required for the purposes of cancelling the lien, execution of Court Execution Office instructions, the appointment of a receiver or institution of any similar process in connection with the Borrower as soon as possible and no later than up to sixty (60) days from the date on which the lien was applied, the Execution Order was implemented, the receiver was appointed, or another process was instituted.

8.6.
To inform the Lender in writing without delay of any suit, mediation, regulatory or administrative processes against the Borrower or concerning the Borrower (including notice of any threat of suit, mediation or processes as aforementioned) or against New Smile or concerning New Smile, which in the Borrower’s opinion, based on the Borrower’s assessment of the risks associated with the aforementioned process, will have a significant negative effect on the Borrower’s ability to fulfill the conditions to the Agreement.

8.7.
To send to the Lender without delay, written notice of every event in which there is a significant breach of this Agreement, along with reasonable explanation of the details of that event and the steps taken (if taken) to rectify the situation.

8.8.	Not to perform knowingly, any act which might have any significant negative effect whatsoever on the Borrower’s ability to fulfill the Borrower’s commitments.

8.9.	To comply with all the rules, instructions and guidelines applicable to the Borrower’s activities.

8.10.
To send the following reports (the confidentiality of which will be maintained by the Lender, unless that information is made public knowledge not due to the breach of the duty of confidentiality) to the Lender:

8.10.1.
The pro forma report for New Smile, which reflects the execution of the purchase of the Purchased Activities in accordance with the Purchase Agreement, by no later than thirty (30) days from the date for the extension of the Loan as such is defined above.

8.10.2.	In reference to Ampal American and New Smile:

8.10.2.1.	A copy of the audited Financial Reports for each of them for each financial year.

8.10.2.2.	A copy of every intermediate Financial Report and/or Quarterly Report for each of them.

By no later than fourteen (14) business days from the date determined in Law for the publication referring to a Company, with shares registered for trading on the NASDAQ, or referring to a corporation reporting to the Tel Aviv Stock Exchange Ltd. if Ampal American shares will not be registered on the NASDAQ.

8.10.3.
A copy of every audited Financial Report for the Borrower by no later than fourteen (14) business days form the date determined in Law for its submission to the tax authorities and under all circumstances, no later than January 14 in the year following the year in which the report must be submitted.

8.10.4.
The Borrower’s confirmation of compliance with the Covenants, which are the subject of Section 8.1 above and compliance with the Covenants agreed with BLL, up to and no later than the end of the second calendar month after the end of each quarter.

8.10.5.
Information pertaining to the Borrower’s, or Smile’s, or Ampal American’s obligations to BLL, in connection with the credit and/or the collateral provided to and/or which shall be provided by BLL to New Smile for the purposes of purchasing the Purchased Activities, including in reference to covenants, waivers, changes to covenants, agreement from BLL for the those changes and including any changes to the original conditions to the Loan with BLL – the Repayment Schedule, interest rates, changes to the collateral, etc. and all information pertaining to any event or misgivings inferring that the Borrower shall not meet the Borrower’s obligations to comply with the covenants with BLL.

8.10.6.
Information concerning every circumstance in which the Borrower shall not meet its commitments to comply with the covenants made with a third party and due to which that third party has asked for or warned that it intends to demand immediate repayment of the Borrower’s debt to that third party, on condition the size of the debt, to the extent that the matter pertains to New Smile, is more than NIS 20 million and to the extent that the matter pertains to Ampal American, is more than NIS 50 million.

8.10.7.
All information requested by the Lender concerning the Borrower’s and New Smile’s business interests, rights, obligations and when that information contains sufficient to constitute relevant information pertaining to the Borrower’s ability to meet its obligations in accordance with this Agreement.

8.10.8.	Information concerning any event, which constitutes cause to demand the immediate repayment of the Loan, as stipulated in Section 9 below, with an almost certain likelihood.

8.10.9.
The Borrower shall provide the Lender with a copy of assessment of the value of New Smile drawn up by an independent evaluator, which shall be delivered to BLL, to the extent that such shall be delivered, in accordance with the provisions to the BLL Agreement and such on the date on which it shall be delivered to BLL.

8.11.
In addition to that stated above, for as long as the balance of the loan has not been discharged for the Lender in accordance with this Agreement, the Borrower undertakes to maintain the following vis-à-vis the Lender:

8.11.1.	Ampal American shall not distribute dividends to its shareholders during the period up to the date for the first payment of the Loan Principal.

8.11.2.
A transaction between Ampal American and the interested parties in Ampal American to a sum greater than NIS 50 million shall require prior approval from the Lender. However, that clause shall not apply for as long as Ampal American is registered for trading on the NASDAQ, the Tel Aviv Stock Exchange (or both).

Interested Party – shall mean – an interested party in the Company as that term is defined in the Securities Law 5728 – 1968, not including a subsidiary company wholly owned by the Borrower.

Transactions with Interested Parties, personal matter, transaction, relative, position holder, linked company and control – shall have the meanings those terms were given in the Companies Law 5759 – 1999.

8.11.3.
The Ampal American Group, including all the companies within that Group and all parties linked to the Group (with the exception of New Smile and its owned corporations, to the extent that they are required for the purpose of New Smile activities and subject to the covenants to which New Smile has made commitments in this Agreement), have not taken and shall not take other credit from BLL, guaranteed by the collateral provided for the benefit of BLL and as stipulated in this Agreement. It is explicitly clarified that solely for the purposes of the relationship between the Lender and the Borrower, the provisions to this sub-section 8.11.3 take precedence over any contradictory provision, if there be any such, in the BLL agreements (Appendices 4.1.2a and 4.1.4a to this Agreement).

9. Breach and Immediate Repayment

The Borrower hereby agrees that in each of the following circumstances and for as long as they remain extant, the Lender shall be entitled to demand the immediate repayment of the balance of un-discharged Loan, including those sums that have not yet reached their repayment date, the interest on them as such has accumulated by the date of repayment of the balance of the Loan to the Lender and all other sums due to the Lender in accordance with this Agreement and the Lender shall be able to realize the collateral provided to or which shall be provided to the Lender in accordance with this Agreement, or any part thereof and/or to appoint a receiver and/or a business manager and/or a liquidator and/or a trustee for the Borrower and/or the Borrower’s assets, or any part thereof and/or to conduct any other activity, either the Lender itself or through those representing the Lender and the Borrower hereby undertakes to do all that required in order to allow the Lender to realize the collateral, immediately upon the Lender’s first demand:

9.1.
The Lender has breached one of the provisions to this Agreement and has not rectified that breach within a period of twenty (20) business days from the date on which the Borrower received written demand to rectify the breach.

It is hereby clarified that even a breach, which cannot be rectified or cannot be rectified within the aforementioned period, shall constitute a breach.

9.2.
Without derogation from the generality of that stated above, if the Safety Cushion Sum is less than the ratio determined in sub-section 4.1.3 above and the Company has not made up the missing sum in the Safety Cushion Sum within three business days.

9.3.
If it becomes apparent that a significant declaration made by the Borrower or New Smile in accordance with this Agreement is untrue or incomplete and the Borrower does not rectify that which must be rectified within twenty (20) business days.

9.4.
If any debt owed by the Borrower, or New Smile or Ampal American is subject to a demand for immediate repayment, on condition that the size of the debt, to the extent that such shall refer to New Smile is more than NIS 20 million and to the extent that such shall refer to the Borrower and Ampal American, more than NIS 50 million.

9.5.
If he Borrower or New Smile shall be unable to pay their debts on time, or begin negotiations with their creditors, with the aim of reaching a debt rescheduling arrangement with their creditors or any other similar arrangement whatsoever, based on concerns that they might not be able to meet their commitments.

9.6.
If the Borrower or New Smile or Ampal American have begun taking steps or shall begin steps, or if processes instigated against them shall lead to the granting of a winding up order, a liquidation order, a process freezing order in accordance with the Section 350 to the Companies Law, the cessation of payments, protection from creditors, the appointment of a liquidator, a receiver, a managing receiver, special manager, or any similar position holder, in connection with the Borrower or New Smile or their assets, in whole or any significant part thereof; or if steps or other similar processes are instigated in connection with the Borrower or New Smile or their assets, in whole or any significant part thereof, or another, similar order is granted against them, be such processes or orders either temporary, for a given period or permanent and the aforementioned steps, processes or orders were not cancelled within a period of forty five (45) business days from the date on which they began, if they refer to processes or from their granting if such refers to Court orders.

9.7.
If a significant lien, including a temporary significant lien is imposed upon assets belonging to the Borrower, New Smile or Ampal American, or if any Execution Order whatsoever is applied to their assets and the lien or Execution Order is not removed within forty five (45) business days from the date of their imposition.

9.8.	If the Borrower or New Smile or Ampal American shall cease or notify that they intend to cease managing their affairs.

9.9.
If a claim is submitted and/or mediation, regulatory or other processes, or investigations in reference to or touching upon the Borrower or New Smile or Ampal American begin and according to the assessment of the risks associated with that process made by the Borrower or New Smile or Ampal American as appropriate, it is reasonable to assume that they will have a significant, negative effect on the ability of the Borrower or New Smile to fulfill their commitments in accordance with this Agreement.

9.10.
If Mr. Yossi Maiman is no longer the controlling party, indirectly, in the Borrower and for the purposes of that matter, the term “controlling party” shall have the meaning given to it in the Securities Law.

9.11.	If there shall be changes to the Borrower’s holdings in New Smile, compared with the situation extant on the date of this Agreement.

9.12.	If credit extended to New Smile by BLL as stated above – is not be repaid within seven (7) days from the date set for its repayment.

9.13.	If securities issued by Ampal American are not repaid within seven (7) days from the date set for their repayment or if there is almost certain doubt that they shall not be repaid on time.

9.14.	If the significant licenses required by New Smile for its activities are cancelled or suspended.

9.15.	If there is a sale of or change are made to New Smile’s or the Borrower’s principal assets or activities (including to the significant licenses).

9.16.
If the Borrower or New Smile takes a decision concerning structural change or a merger, or splitting or concerning an arrangement.

For the purposes of this matter, “Merger” shall mean a merger in accordance with the first Chapter to Part Eight or in accordance with the third Chapter to Part Nine in the Companies Law or any other act, the result from which shall be the purchase of most of or the majority of the Borrower’s or New Smile’s assets by another. “Splitting” shall mean as it is defined in Part 5(2) to the Income Tax Ordinance (New Version), or as it shall be defined in any lawful provision that comes in its place. “Arrangement” shall mean as it is defined in Sections 350 and 351 to the Companies Law 5759 -1999), or as it shall be defined in any lawful provision that comes in its place.

9.17.
If a significant change for the worse occurs to the detriment of the Borrower’s or New Smile’s or Ampal American’s financial status or the status of their commercial activities and consequential to which, in the opinion of the Lender such shall have a detrimental effect on the Borrower’s ability to pay on time the full sum due to the Lender in lieu of the Loan, including the realization of the collateral and that situation has not been rectified within seven (7) days from the date on which the Lender informed the Borrower of such in writing. However, if in the Lender’s opinion, waiting for the period stipulated above will incur risk to the realization of the Lender’s rights, the waiting period shall be cancelled.

9.18.
If the rating for Ampal American rated securities drops to (BB+) or lower in the local rating scale, or if ratings cease for the aforementioned securities, on condition that the Lender shall make use of the Lender’s rights within thirty (30) days from the date on which notice was given of a drop in rating.

10. The Manner in Which Collateral Shall be Realized

10.1.
Subject to the making of a demand for immediate repayment by the Lender in accordance with the provisions to Section 9 above and subject to all Law; for as long as the collateral, in whole or in part thereof, shall be realizable, the Lender and/or any appointed by a Court (the Appointee) for the purposes of realizing the collateral and collecting the return in lieu of the collateral shall be entitled as they shall see fit and without any derogation from their authority, to instigate any process in accordance with the provisions in all Law and to instigate any other activity in reference to the collateral, as they shall see fit and all such in order to repay the un-discharged balance of the Loan to the Lender. To remove doubt: Nothing stated in this Section shall derogate from the Lender’s rights to be repaid directly from the Bank Account and the Safety Cushion, without a realization process.

10.2.
Subject to the provisions in all Law, the Lender and the Appointee appointed as aforementioned in sub-section 10.1 above, shall have full authority to compromise and to execute any compromise for the purposes of achieving the objectives stated above, in whole or in part thereof and they shall have the authority to undertake and execute any activities and to sign any documents that they shall see fit and all such after given written notice to the Borrower and such shall include inter alia:

10.2.1.	To receive the collateral into their possession, for the purposes of its realization and the repayment of the un-discharged balance of the Loan in accordance with sub-section 10.1 above.

10.2.2.	To manage or participate in the management of the collateral.

10.2.3.	To sell or to agree to the sale of the collateral or any part thereof and to transfer the collateral in any other manner under the conditions they shall see fit to impose.

10.2.4.	To sign in the name of the Borrower, any request or document required for the purposes of the sale of collateral and such shall include the signing of requests for tax exemptions.

10.3.	All costs incurred by the Lender in connection with the realization of collateral in accordance with the provisions to this Agreement shall be paid by the Borrower.

10.4.
In addition to all payments to be borne by the Borrower in circumstances in which the Lender makes a demand for the immediate repayment of the Loan, the Borrower shall pay the Lender early payment fees as defined in Section 11 below on the sum subject to immediate repayment.

10.5.
After application of mortgage realization to the collateral in accordance with this Agreement, at any time when so required by the Lender or the Appointee appointed to realize the collateral, the Borrower shall execute all the reasonable activities required in order to facilitate the realization of the collateral.

10.6.
The monies received from realization of collateral or collected shall be used first and foremost and/or money shall be set aside to pay the costs of the fees and costs expended, imposed or incurred due to or consequential to the realization activities performed in connection with collection of the Balance of the Loan (including salaries and expenses due to the Appointee).

The remaining sum shall be used to pay the sums due in accordance with the payment order stipulated in Section 7 above.

11. Early Repayment

The Borrower shall be entitled to repay the Loan through early repayment on any interest payment date, sums on account for the Loan Principal to a total of NIS 10,000,000 or more, with additional interest and index differentials accumulated on them by the date of the early repayment, after providing ten (10) days prior, written notice to the Lender.

If the Borrower chooses to implement this entitlement, the Borrower shall pay the Lender an early repayment fee, at the rate which is the difference between the capitalization of the future flow on the sum designated for early repayment – for the return on the Loan as such is defined in the Payments Appendix and that sum capitalized as return on government securities for a similar duration on condition that it is positive.

The Borrower shall have no entitlement to early repayment at the Borrower’s initiative, unless two (2) years have passed since the extension of the Loan.

For the purposes of this Section –

“Return on government securities over a similar duration” – shall mean – The average yield over the previous five (5) business days previous to the date for the repayment of the series of government securities issued by the Government of the State of Israel, indexed to the CPI at a fixed rate of interest, with the duration closest to the duration for the balance of the Loan (on the date for early repayment).

It is hereby agreed that the early repayment fee shall also be paid in any instance of immediate repayment of the loan in accordance with the provisions to Section 9 above.

12. Late Payment Interest

12.1.
In any instance in which the Borrower does not pay within fourteen (14) business days from the stipulated date, any sum whatsoever so required from the Borrower in accordance with this Agreement, late payment interest shall apply to that sum and such beginning on the stipulated date for payment of the unpaid sum until the date of its actual payment in full and such shall not derogate from any other relief granted to the Lender in accordance with the provisions to this Agreement or in all Law.

12.2.
The Lender shall be entitled to charge the Borrower late payment interest without prior notification of such to the Borrower and at all times and without prior notification of such to the Borrower the Lender shall be entitled to add the late payment interest to the late payment, at any interest repayment date according to the Repayment Schedule and to apply to the late payment interest, all the conditions to this Agreement applicable to late payment.

12.3.
The Lender shall determine the manner for the calculation and the recording for implementation of the provisions to this Section and the determination made by the Lender shall constitute prima facie evidence of the verity of the calculation.

13. Transfer of Rights and Obligations

13.1.
The Borrower hereby undertakes not to transfer and/or endorse and/or assign and/or mortgage the rights and obligations, in whole or in part thereof – in accordance with this Agreement – to any third party whatsoever, in any manner or fashion, without receipt of prior agreement to such from the Lender.

13.2.
The Lender shall be entitled to assign all the Lender’s rights and obligations in accordance with this Agreement, or part thereof, to the following bodies, with receipt of the Borrower’s agreement: [a] Banks in Israel, including auxiliary corporations as such are defined in the Banking Law (Licensing) 5741 – 1981, to insuring corporations, as such are defined in the Control on Insurance Business Law 5741 – 1981; [b] Corporations, to which the Joint Investments in Trust Law 5754 – 1994 applies; corporations to which the Control on Financial Services (Provident Funds) 5765 –2005 applies, when such manage funds to the sum of more than NIS 10 billion.

14. Repayment of the Loan and Release of Collateral

In return for the final and absolute repayment of the entire sum of Loan (including all the other sums owed to the Lender by the Borrower at that time), the Lender undertakes to provide the Borrower with the Lender’s written agreement to the removal, release and cancellation of all the collateral pledged to the Lender’s benefit in accordance with the provisions to this Agreement and the Appendices thereto. It is clarified that only documents signed by the Lender shall constitute sufficient proof to release the collateral.

15. Miscellaneous

15.1.	The Borrower shall have no right to set off or lien in reference to the sums due to the Lender from the Borrower in accordance with this Agreement under any circumstances whatsoever.

15.2.
This Agreement constitutes the full Agreement between the parties in reference to the subject of this Agreement and it replaces any other previous agreement or arrangement or understanding between the parties referring to the subject of this Agreement.

15.3.
Any abstention by the Lender or the Borrower from exercising any right whatsoever granted to the Lender or the Borrower in accordance with this Agreement or in all Law, or any delay or postponement of the exercise of any such right as aforementioned, shall not be considered waiver of that right and any single or partial exercise of a right by the party entitled to that right shall not prevent further or other exercise of that right or the exercise of any other right whatsoever in that party’s good stead in accordance with this Agreement or in all Law. The remedies and reliefs in accordance with this Agreement are in addition to and do not derogate from any other remedy or relief granted by all Law. Any extension or mitigation granted, or waiver or compromise made by either the Lender or the Borrower in any circumstances whatsoever, shall not be interpreted as a precedent or waiver in a difference circumstance and shall not derogate from the rights accruing to the Lender or the Borrower as appropriate, in accordance with this Agreement or in accordance with all Law.

15.4.
The Lender’s books and accounts shall be considered trustworthy by the Borrower with all that implied thereby pertaining to the Loan, including the balance of the Loan Principal, the accompanying payments, the interest, the index differentials, the costs, recording of payments and all other matters pertaining to this Loan and at all times, they shall serve as prima facie proof of that recorded therein.

15.5.
The Lender shall be entitled to sue and/or to submit claims against the Borrower for party of the Loan and/or part of the sums, which the Borrower owes to the Lender, without such derogating from or derogating in the future, from the Lender’s right to submit further claims in reference to the balance of the sums. Any sum claimed by the Lender shall serve as cause for a separate, independent claim in any other part of the Loan or for any part of the Loan.

15.6.	The Borrower undertakes to take any steps and conduct any activity; to appear before any body and/or authority and to sign any document for the purposes of the complete fulfillment of this Agreement.

15.7.
If a Court or a qualified mediator determine in a final decision obliging the parties that a commitment made in the Agreement, in whole or in part thereof, has no validity or is not reasonable, then to the extent that it shall be possible – the scale of that commitment shall be reduced in accordance with the decision handed down by that Court or mediator and that commitment shall be enforceable in accordance with the aforementioned decision. Furthermore, such a determination as aforementioned, shall not derogate from the other parts of the Agreement, which shall remain valid and obliging with all that implied thereby, to the extent that such shall not be a significant change to the economic significance of the transaction, which is the subject of this Agreement.

15.8.
The Laws of the State of Israel shall apply to this Agreement and its interpretation and the sole legal jurisdiction competent to hear any matter in connection with this Agreement or arising from this Agreement is hereby granted to the competent Court in Tel Aviv – Jaffa.

15.9.
Any notice in accordance with this Agreement shall be given in writing and sent to the parties addresses as stated in the preamble to this Agreement and shall be considered notice delivered to the addressee, four (4) business days after the date on which that notice was handed in for sending by registered mail or the first business day after the sending of that notice by fax; for the purposes of that delivery as aforementioned, it shall suffice to prove that the notice was handed in for sending by registered mail, addressed in accordance with Law.

The Borrower undertakes to give written notice to the Lender of any changes that occur, if such shall occur, to the Lender’s address or name or any other detail that appears in this Agreement. Until such notice has been received, the address that appears in the Lender’s books shall be considered the Borrower’s address for all matters and the sending of an item of mail to that address shall be considered as having reached its destination, even if returned because of a change of address.

Now in witness thereof, the parties have signed below:

By: /s/ Irit Eluz /s/ Yoram Firon Merhav Ampal Energy Ltd. By: /s/ Itzhak Tawil /s/ Ofer Nargasi _________________________	By: /s/ Irit Eluz /s/ Yoram Firon 012 Smile Telecom Ltd. By: /s/ Yoni Tal /s/ Haim Hoisman _________________________
Harel Insurance Company Ltd	Menora Mivtachim Insurance Ltd.
By: /s/ Itzhak Tawil /s/ Ofer Nargasi _________________________	By: /s/ Rami Armon /s/ Israel Ezra _________________________
Manof Pension Fund Management Ltd.	Menora Mivtachim Pension Ltd
By: /s/ Itzhak Tawil /s/ Ofer Nargasi _________________________	By: /s/ Yoni Tal /s/ Rami Armon _________________________
Savings Fund for the Regular Army – Pension Fund Management Company Ltd.	Menora Mivtachim Gemel Ltd.
By: /s/ Itzhak Tawil /s/ Ofer Nargasi _________________________
Dikla Insurance Company Ltd.
By: /s/ Itzhak Tawil /s/ Ofer Nargasi _________________________
Gilad Comprehensive Pension Fund Ltd.
By: /s/ Itzhak Tawil /s/ Ofer Nargasi _________________________
Harel Pension Funds Management Ltd
By: /s/ Itzhak Tawil /s/ Ofer Nargasi _________________________
Harel Gemel Ltd.
By: /s/ Itzhak Tawil /s/ Ofer Nargasi _________________________
Atidit Pension Funds Ltd.